Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES APPOINTS ROBERT C. YOUNG, M.D., TO ITS BOARD OF DIRECTORS
     ROCKVILLE, Maryland — October 12, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today that Robert C. Young, M.D., has been appointed to the Company’s Board of Directors. Dr. Young is President of Fox Chase Cancer Center in Philadelphia.
     Dr. Young, a medical oncologist, is internationally known for his work in the treatment of lymphoma and ovarian cancer. He is a past President of the American Society of Clinical Oncology (ASCO), the American Cancer Society and the International Gynecologic Cancer Society. He was awarded ASCO’s Distinguished Service Award for Scientific Leadership in 2004 and was co-recipient of the 2002 Bristol-Myers Squibb Award for Distinguished Achievement in Cancer Research for his research in ovarian cancer. Dr. Young is Chairman of the Board of Scientific Advisors of the National Cancer Institute (NCI) and formerly served on the National Cancer Policy Board at the Institute of Medicine. He also serves on the Board of Directors of West Pharmaceutical Services, Inc., and is past Chairman of the National Comprehensive Cancer Network. Dr. Young is the author of more than 400 peer-reviewed publications and currently serves as chairman of the editorial board of Oncology Times. Dr. Young received his B.Sc. degree in zoology in 1960 from Ohio State University and his M.D. in 1965 from Cornell University Medical College. Following his internship at New York Hospital, he completed his residency at NCI and Yale-New Haven Medical Center. He is board-certified in internal medicine, hematology and oncology by the American Board of Internal Medicine.

     H. Thomas Watkins, Chief Executive Officer of Human Genome Sciences, said, “We are honored to have Bob Young join our Board of Directors. He has served with distinction throughout his career as a medical oncologist, as a scientist who has made important contributions to the understanding and treatment of lymphoma and ovarian cancer, and as a leader of a number of our nation’s most important medical societies and institutions, including Fox Chase Cancer Center. We look forward to benefiting from Bob’s unique understanding of research, health care delivery and medical need.”
     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
     For additional information on Human Genome Sciences, please visit our web site at www.hgsi.com.
     Health professionals or patients interested in inquiring about LymphoStat-B trials or any other study involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the company’s web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550.
     HGS and Human Genome Sciences are trademarks of Human Genome Sciences, Inc.
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
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